EXHIBIT 99.1

At eGames, Inc.                          At The Financial Relations Board:
---------------                          ---------------------------------
Jerry Klein                              Glenn Sapadin  or Victor Vanov
President and CEO                        (212) 661-8030
(215) 750-6606 (Ext. 118)


For Immediate Release

      eGames Anticipates Second Quarter Loss; Company Reduces Workforce by
                      25% as Part of Cost Cutting Program

Langhorne, PA - January 10, 2001 - eGames, Inc. (Nasdaq: EGAM) today announced that the Company expects to report a loss of between $250,000 and $350,000, or $0.02 to $0.04 per share, for its fiscal second quarter ended December 31, 2000. This results from an approximate 11% to 13% decrease in net sales as compared to the same quarter last year.

According to Jerry Klein, President and CEO of eGames, "Our disappointing financial performance for our fiscal second quarter was the result of a number of factors. Firstly, overall retail sales during the second quarter were disappointing, in part brought on by a general softening in demand for new PCs. Secondly, we experienced increased competition in the value-priced segment of the consumer software marketplace as certain major software publishers initiated price cuts on previously higher-priced products. Additionally, certain office superstores informed us that they intend to reduce their commitment to value-priced consumer software products following the holiday season, necessitating increased return provisions for the quarter."

Mr. Klein continued, "We are responding to the current difficult market environment by increasing our focus on effectively managing our cost structure. To this end, we have reduced our workforce by approximately 25%, a move which is expected to save the Company an estimated $150,000 per quarter. We are also reducing our utilization of outside professional service vendors as part of our commitment to cut our operating expenses going forward.

"Although we are disappointed with our fiscal second quarter financial performance, we remain committed to our business plan, which is focused on increasing the penetration and profitability of our Store-in-a-Store program, particularly in the food and drug retail channels, and on aggressively marketing our branded browser concept to the promotional industry. We continue to strive to bring high-quality, value-priced, Family-Friendly(TM) software games to the growing population of casual gamers," concluded Mr. Klein.

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eGames, Inc., headquartered in Langhorne, PA, develops,  publishes and markets a
diversified  line  of  personal   computer   software   primarily  for  consumer
entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate eGames Software products to retailers and consumers. Additionally, eGames focuses on the software needs of the mass-market consumer and develops and implements brand marketing solutions designed to serve that consumer and the channels where they most frequently shop. eGames - Where the "e" is for Everybody!

Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

Contacts: Jerry Klein, President & CEO, (215) 750-6606 (ext. 118) or Tom Murphy, CFO, (215) 750-6606 (ext. 113)

This press release contains certain forward-looking statements, including without limitation, statements regarding the expectation that the Company will report a loss of between $250,000 and $350,000 for the quarter ended December 31, 2000; the expectation that the reduction in workforce will result in savings of approximately $150,000 per quarter going forward; the Company's ability to increase the penetration and profitability of its Store-in-a-Store Program in the food and drug retail channels; and the Company's ability to successfully market its branded browser concept to the promotional industry. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond eGames' control. eGames cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to negotiate licensing arrangements with third-party software publishers for its Store-in-a-Store program on commercially viable terms; the actual cost savings achieved by the reduction in workforce; the Company's ability to achieve market acceptance of its branded browser concept in the promotional industry on commercially viable terms; the Company's ability to continue to expand the Store-in-a-Store Program; successful sell-through of the Company's products in all retail channels; the Company's ability to negotiate lower marketing and promotional costs in its Store-in-a-Store and other retail relationships; the allocation of adequate shelf space for eGames' products in major chain retail stores; successful sell-through results for eGames' products at retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the eGames products; consumers' continuing demand for value-priced software; competition; the ability to create successful strategic partnerships and implement its Internet strategy; and various other factors described in eGames' reports, including Form 10-KSB for the year ended June 30, 2000, and Form 10-QSB for the quarter ended September 30, 2000, each as filed by eGames with the Securities and Exchange Commission.

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